Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266264

PROSPECTUS SUPPLEMENT

TO THE PROSPECTUS DATED JULY 21, 2022

$750,000,000

7.250% Subordinated Notes due 2033

We are offering $750,000,000 aggregate principal amount of 7.250% Subordinated Notes due 2033 (the “notes”).

Interest on the notes will be payable semi-annually in arrears on February 2 and August 2 of each year, beginning on August 2, 2023. The notes will mature on February 2, 2033. We may, at our option, redeem the notes (i) in whole or in part, from time to time, at any time on or after November 2, 2032 and (ii) in whole but not in part, at any time within 90 days following the occurrence of a “regulatory capital treatment event,” as described in “Description of Notes—Optional Redemption,” in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the notes will be subject to prior approval of the appropriate federal banking agency, to the extent such approval is then required.

The notes will be our subordinated, unsecured obligations and will rank junior in right of payment to all of our senior obligations from time to time outstanding, as further described in “Description of Notes—Ranking; Subordination.” Holders of the notes may not accelerate the maturity date of the notes, except in the event of a receivership, insolvency, liquidation, or similar proceeding involving us or the Bank (or any successor to the Bank). The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. Currently, there is no established trading market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13.

	Per Note	Total
Price to public (1)	99.649%	$747,367,500
Underwriting discount	0.750%	$5,625,000
Proceeds, before expenses, to us (1)	98.899%	$741,742,500

(1)	Plus accrued interest, if any, from February 2, 2023.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company, for the benefit of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about February 2, 2023.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Citigroup	Wells Fargo Securities

Co-Managers

Academy Securities	Blaylock Van, LLC	CastleOak Securities, L.P.	Mischler Financial Group, Inc.

R. Seelaus & Co., LLC	Ramirez & Co., Inc.		Siebert Williams Shank

January 30, 2023

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes. The second part, the accompanying prospectus dated July 21, 2022, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

Neither we nor any of the underwriters has authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. Neither we nor any of the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you in connection with this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.

Certain Defined Terms

Except as the context may otherwise require in this prospectus supplement, references to:

•	“we,” “us,” “our” and the “Company” are to SYNCHRONY FINANCIAL and its subsidiaries;

•	“Synchrony” are to SYNCHRONY FINANCIAL only;

•	the “Bank” are to Synchrony Bank (a wholly-owned subsidiary of Synchrony);

•	the “Board of Directors” or “Board” are to Synchrony’s board of directors;

•	“CECL” are to the impairment model known as the Current Expected Credit Loss model, which is based on expected credit losses; and

•	“VantageScore” are to a credit score developed by the three major credit reporting agencies which is used as a means of evaluating the likelihood that credit users will pay their obligations.

For a description of certain other terms we use, including “active account” and “purchase volume,” see the notes to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three Years Ended December 31, 2021—Other Financial and Statistical Data” in our Annual Report on Form 10-K for the year ended December 31, 2021. There is no standard industry definition for many of these terms, and other companies may define them differently than we do.

We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which, in our business and in this prospectus, we refer to as our “partners.” The terms of the programs all require cooperative efforts between us and our partners of varying natures and degrees to establish and operate the programs. Our use of the term “partners” to refer to these entities is not intended to, and does not, describe our legal relationship with them, imply that a legal partnership or other relationship exists between the parties or create any legal partnership or other relationship.

“Synchrony” and its logos and other trademarks referred to in this prospectus supplement, including CareCredit®, Quickscreen®, Dual Card™, Synchrony Car Care™ and SyPI™ belong to us. Solely for convenience, we refer to our trademarks in this prospectus supplement without the ™ and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus supplement are the property of their respective owners

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information set forth in “Risk Factors,” our consolidated financial statements and the related notes thereto and the other information incorporated by reference herein, before making an investment decision.

Our Company

We are a premier consumer financial services company delivering one of the industry’s most complete, digitally-enabled product suites. Our experience, expertise and scale encompass a broad spectrum of industries, including digital, health and wellness, retail, telecommunications, home, auto, powersports, pet and more. We have an established and diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” For the three and nine months ended September 30, 2022, we financed $44.6 billion and $132.3 billion of purchase volume, respectively, and had 66.3 million and 68.5 million average active accounts, respectively, and at September 30, 2022 we had $86.0 billion of loan receivables.

We offer our credit products primarily through our wholly-owned subsidiary, the Bank. In addition, through the Bank, we offer, directly to retail, affinity relationships and commercial customers, a range of deposit products insured by the Federal Deposit Insurance Corporation (“FDIC”), including certificates of deposit, individual retirement accounts (“IRAs”), money market accounts, savings accounts and sweep and affinity deposits. We also take deposits at the Bank through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. We have significantly expanded our online direct banking operations in recent years and our deposit base serves as a source of stable and diversified low cost funding for our credit activities. At September 30, 2022, we had $68.4 billion in deposits, which represented 82% of our total funding sources.

We conduct our operations through a single business segment. Profitability and expenses, including funding costs, credit losses and operating expenses, are managed for the business as a whole. Substantially all of our revenue activities are within the United States. We primarily manage our credit products through five sales platforms (Home & Auto, Digital, Diversified & Value, Health & Wellness and Lifestyle). Those platforms are organized by the types of partners we work with, and are measured on interest and fees on loans, loan receivables, active accounts and other sales metrics.

Our Home & Auto sales platform provides comprehensive payments and financing solutions with integrated in-store and digital experiences through a broad network of partners and merchants providing home and automotive merchandise and services, as well as our Synchrony Car Care network and Synchrony HOME credit card offering. Our Home & Auto sales platform partners include a wide range of key retailers in the home improvement, furniture, bedding, appliance and electronics industry, such as Ashley HomeStores LTD, Lowe’s, and Mattress Firm, as well as automotive merchandise and services, such as Chevron and Discount Tire. In addition, we also have program agreements with buying groups, manufacturers and industry associations, such as Nationwide Marketing Group and the Home Furnishings Association.

Our Digital sales platform provides comprehensive payments and financing solutions with integrated digital experiences through partners and merchants who primarily engage with their consumers through digital channels. Our Digital sales platform includes key partners delivering digital payment solutions, such as PayPal, including our Venmo program, online marketplaces, such as Amazon and eBay, and digital-first brands and merchants, such as Verizon, the Qurate brands, and Fanatics.

Our Diversified & Value sales platform provides comprehensive payments and financing solutions with integrated in-store and digital experiences through large retail partners who deliver everyday value to consumers shopping for daily needs or important life moments. Our Diversified & Value sales platform is comprised of five large retail partners: Belk, Fleet Farm, JCPenney, Sam’s Club and TJX Companies, Inc.

Our Health & Wellness sales platform provides comprehensive healthcare payments and financing solutions, through a network of providers and health systems, for those seeking health and wellness care for themselves, their families and their pets, and includes key brands such as CareCredit and Pets Best, as well as partners such as Walgreens.

Lifestyle provides comprehensive payments and financing solutions with integrated in-store and digital experiences through partners and merchants who offer merchandise in power sports, outdoor power equipment, and other industries such as sporting goods, apparel, jewelry and music. Our Lifestyle sales platform partners includes a wide range of key retailers in the apparel, specialty retail, outdoor, music and luxury industry, such as American Eagle, Dick’s Sporting Goods, Guitar Center, Polaris and Pandora.

Additional Information

Our corporate headquarters and principal executive offices are located at 777 Long Ridge Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 585-2400. Our internet address is www.synchronyfinancial.com. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	SYNCHRONY FINANCIAL

Notes Offered	$750,000,000 aggregate principal amount of 7.250% Subordinated Notes due 2033.

Maturity Date	The notes will mature on February 2, 2033.

Interest Rate	Interest on the notes will accrue at a rate of 7.250% per year.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on February 2 and August 2 of each year, beginning on August 2, 2023.

Ranking; Subordination	The notes will be our subordinated, unsecured obligations and will rank junior in right of payment to all of our existing and future senior obligations. As of September 30, 2022, we had $6.5 billion of indebtedness that ranked senior to the notes. See “Risk Factors—Risks Relating to This Offering—The notes will be unsecured and your right to receive payments on the notes will be junior to our existing and future senior indebtedness.”

The notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (including the outstanding notes and deposit liabilities of the Bank), as well as the indebtedness and other liabilities of our securitization entities, which means that creditors of our subsidiaries (including creditors and depositors of the Bank) and our securitization entities will be paid from their respective assets before holders of the notes would have any claims to those assets. As of September 30, 2022, our subsidiaries and securitization entities had outstanding $80.8 billion of total liabilities, including $76.3 billion of indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), to which the notes are structurally subordinated.

The indenture under which the notes will be issued will not limit our ability, or the ability of our subsidiaries, to incur senior, subordinated or secured debt, or our ability, or that of any of our subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock. As a holding company, we depend on the ability of our subsidiaries, particularly the Bank, to transfer funds to us to meet our obligations, including our obligations to make payments on the notes. See “Risk Factors—Risks Relating to This Offering—We are a holding company and will rely significantly on dividends, distributions and other payments from the Bank to fund payments on the notes” in this prospectus supplement.

Optional Redemption	We may, at our option, redeem the notes (i) in whole or in part, from time to time, at any time on or after November 2, 2032 and (ii) in whole but not in part, at any time within 90 days following the occurrence of a “regulatory capital treatment event,” as described in “Description of Notes—Optional Redemption,” in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the date of redemption.

Any redemption of the notes will be subject to prior approval of the appropriate federal banking agency, to the extent such approval is then required.

See “Description of Notes—Optional Redemption.”

Sinking Fund	None.

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Form of Notes	The notes will be issued in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective United States depositaries, which in turn will hold such interests in accounts as participants of DTC.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes in this offering will be $741,242,500, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering (or equivalent cash amounts) for general corporate purposes, which may include contributing or lending all or a portion of the proceeds to Synchrony Bank. See “Use of Proceeds.”

Events of Default; Limited Rights of Acceleration	An event of default with respect to the notes will occur only upon the occurrence of certain events relating to the receivership, insolvency, liquidation, or similar proceeding involving us or the Bank (or any successor to the Bank). Holders of the notes will have no right to accelerate the maturity of the notes in the event we fail to pay principal or interest on any note, fail to perform any other obligation under any note or in the indenture, or default under any other securities issued by us.

Trustee	The Bank of New York Mellon

Governing Law	The notes and the indenture under which they will be issued will be governed by and construed in accordance with the laws of the State of New York.

No Prior Market	The notes are a new issue of securities and there is currently no established trading market for the notes. The notes will not be listed on any securities exchange. An active or liquid trading market may not develop for the notes. See “Underwriting.

Risk Factors	See the sections entitled “Risk Factors” beginning on page S-13 and under the captions “Risks—Risk Factors Relating to Our Business” and “Regulation—Risk Factors Relating to Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated by reference herein and any amendments thereof, for a discussion of some of the factors you should consider before investing in the notes.

Unaudited Financial Results for the Three Months and Year Ended December 31, 2022

On January 23, 2023, we released unaudited financial results and other unaudited selected data for the three months and year ended December 31, 2022. The unaudited results described below may differ from our actual publicly reported results due to developments that may arise between now and the time we file our Annual Report on Form 10-K for the year ended December 31, 2022 and the completion of the audit by our independent registered public accounting firm.

You should read the information in this section, which contains only selected highlights of our results, in conjunction with the financial information in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, as well as our Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference herein.

Our announced fourth quarter 2022 net earnings were $577 million, or $1.26 per share on a diluted basis ($3.0 billion, or $6.15 per share on a diluted basis in fiscal year 2022), compared to $813 million, or $1.48 per share on a diluted basis in the fourth quarter 2021 ($4.2 billion, or $7.34 per share on a diluted basis in fiscal year 2021). Below are selected highlights of our performance in the fourth quarter of 2022 and the year ended December 31, 2022. These highlights are compared to the fourth quarter of 2021 or the year ended December 31, 2021, as applicable, except as otherwise noted.

•

Loan receivables were $92.5 billion at December 31, 2022, an increase of 15% year-over-year; purchase volume increased 2% quarter-over-quarter and 9% year-over-year; average active accounts decreased 1% quarter-over-quarter and increased 2% year-over-year.

•

Interest and fees on loans increased 13% quarter-over-quarter to $4.6 billion driven primarily by growth in average loan receivables, partially offset by impacts of portfolios sold during the second quarter of 2022.

•	The year-over-year increase in interest and fees on loans was 11% to $16.9 billion.

•

Net interest income increased $276 million, or 7%, quarter-over-quarter to $4.1 billion, driven by higher interest and fees on loans, partially offset by higher benchmark rates and higher funding liabilities.

•	The year-over-year increase in net interest income was $1.4 billion, or 10%, to $15.6 billion.

•

Retailer share arrangements decreased $224 million, or 18%, quarter-over-quarter to $1.0 billion, reflecting the impact of portfolios sold during the second quarter and higher net charge-offs, partially offset by higher net interest income.

•	The year-over-year decrease in retailer share arrangements was $197 million, or 4%, to $4.3 billion.

•

Loans 30+ days past due as a percentage of total period-end loan receivables were 3.65% at December 31, 2022 compared to 2.62% at the end of the prior year, an increase of 103 basis points. Loans 90+ days past due as a percentage of total period-end loan receivables were 1.69% at December 31, 2022 compared to 1.17% at the end of the prior year, an increase of 52 basis points.

•

Net charge-offs as a percentage of total average loan receivables, including held for sale, in the fourth quarter were 3.48% compared to 2.37% in the fourth quarter of the prior year, an increase of 111 basis points. Year-over-year, net charge offs as a percentage of total average loan receivables, including held for sale, increased by 8 basis points to 3.00%.

•	The allowance for credit losses as a percentage of total period-end loan receivables was 10.30% compared to 10.58% at the end of the third quarter 2022 and 10.76% at the end of the prior year.

•	Provision for credit losses increased $640 million quarter-over-quarter to $1.2 billion, driven by a higher reserve build and higher net charge-offs.

•	The year-over-year increase in provision for credit losses was $2.6 billion to $3.4 billion.

•	Other income decreased $137 million, or 82%, quarter-over-quarter to $30 million in the fourth quarter primarily driven by a prior year gain on a venture investment and higher loyalty costs.

•	The year-over-year decrease in other income was $101 million, or 21%, to $380 million.

•

Other expense increased $29 million, or 3%, quarter-over-quarter to $1.2 billion, driven by higher employee costs, technology investments and higher transaction volume, partially offset by prior year asset impairments and lower marketing costs.

•	The year-over-year increase in other expense was $374 million, or 9%, to $4.3 billion.

•	Deposits increased $9.4 billion, or 15%, from the prior year to $71.7 billion and comprised 84% of funding.

•	We continued to expand our portfolio, enhance products and extend reach in the fourth quarter:

•	Added or renewed over 25 programs, including Lowe’s and Rooms to Go.

•	Launched Synchrony’s buy now, pay later products with Belk and Discount Tire, expanding access to responsible and flexible financing.

•	Renewed with Mars, Inc., keeping CareCredit as the pet financing solution of choice for the owner of VCA Hospitals, Banfield Pet Hospital and BluePearl.

Our estimated capital ratios at December 31, 2022 (reflecting the CECL transition rules) were:

•	12.8% common equity Tier 1 capital ratio.

•	12.3% Tier 1 leverage ratio.

•	13.6% Tier 1 risk-based capital ratio.

•	15.0% Total risk-based capital ratio.

Summary Historical Financial Information

The following tables set forth selected historical consolidated financial information. The selected historical information at September 30, 2022 and for the nine months ended September 30, 2022 and 2021 is unaudited and has been derived from our unaudited historical condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (“Quarterly Report on Form 10-Q”). The selected historical consolidated financial information for the years ended December 31, 2021, 2020, and 2019 has been derived from our historical consolidated financial statements, which have been audited by KPMG LLP and are included in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference in this prospectus supplement. The selected historical consolidated financial information at December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 has been derived from our audited historical consolidated financial information not included or incorporated by reference in this prospectus supplement.

The results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period. You should read this information in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Condensed Consolidated Statements of Earnings Information

	Nine Months Ended September 30,		Years Ended December 31,
($ in millions, except per share data)	2022	2021	2021	2020	2019	2018	2017
Interest income	$12,438	$11,218	$15,271	$16,067	$19,090	$17,988	$16,407
Interest expense	919	809	1,032	1,665	2,291	1,870	1,391

Net interest income	11,519	10,409	14,239	14,402	16,799	16,118	15,016
Retailer share arrangements	(3,288)	(3,261)	(4,528)	(3,645)	(3,858)	(3,099)	(2,937)
Provision for credit losses	2,174	165	726	5,310	4,180	5,545	5,296

Net interest income, after retailer share arrangements and provision for credit losses	6,057	6,983	8,985	5,447	8,761	7,474	6,783
Other income	350	314	481	405	371	265	288
Other expense	3,186	2,841	3,963	4,055	4,245	4,095	3,747

Earnings before provision for income taxes	3,221	4,456	5,503	1,797	4,887	3,644	3,324
Provision for income taxes	782	1048	1,282	412	1,140	854	1,389

Net earnings	$2,439	$3,408	$4,221	$1,385	$3,747	$2,790	$1,935

Net earnings available to common stockholders	$2,407	$3,376	$4,179	$1,343	$3,747	$2,790	$1,935

Weighted average shares outstanding (in millions)
Basic	492.1	573.6	564.6	589.0	670.2	742.3	795.6
Diluted	495.0	578.2	569.3	590.8	673.5	746.9	799.7
Earnings per share
Basic	$4.89	$5.89	$7.40	$2.28	$5.59	$3.76	$2.43
Diluted	$4.86	$5.84	$7.34	$2.27	$5.56	$3.74	$2.42

Condensed Consolidated of Financial Position Information

	At September 30, 2022	At December 31,
($ in millions)		2021	2020	2019	2018	2017
Assets:
Cash and equivalents	$11,962	$8,337	$11,524	$12,147	$9,396	$11,602
Debt securities	5,082	5,283	7,469	5,911	6,062	4,473
Loan receivables	86,012	80,740	81,867	87,215	93,139	81,947
Allowance for credit losses	(9,102)	(8,688)	(10,265)	(5,602)	(6,427)	(5,574)
Loan receivables held for sale	—	4,361	5	725	—	—
Goodwill	1,105	1,105	1,078	1,078	1,024	991
Intangible assets, net	1,033	1,168	1,125	1,265	1,137	749
Other assets	4,674	3,442	3,145	2,087	2,461	1,620

Total assets	$100,766	$95,748	$95,948	$104,826	$106,792	$95,808

Liabilities and Equity:
Total deposits	$68,404	$62,270	$62,782	$65,154	$64,019	$56,488
Total borrowings	14,321	14,507	15,775	19,866	23,996	20,799
Accrued expenses and other liabilities	5,029	5,316	4,690	4,718	4,099	4,287

Total liabilities	87,754	82,093	83,247	89,738	92,114	81,574

Total equity	13,012	13,655	12,701	15,088	14,678	14,234
Total liabilities and equity	$100,766	$95,748	$95,948	$104,826	$106,792	$95,808

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Three Years Ended December 31, 2021—Business Trends and Conditions” in our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as:

•

the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated, including the future impacts of the novel coronavirus disease (“COVID-19”) outbreak and measures taken in response thereto for which future developments are highly uncertain and difficult to predict;

•	retaining existing partners and attracting new partners, concentration of our revenue in a small number of partners, and promotion and support of our products by our partners;

•	cyber-attacks or other security breaches;

•	disruptions in the operations of our and our outsourced partners’ computer systems and data centers;

•	the financial performance of our partners;

•	the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to the CECL accounting guidance;

•	higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings;

•	our ability to grow our deposits in the future;

•	damage to our reputation;

•

our ability to securitize our loan receivables, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loan receivables, and lower payment rates on our securitized loan receivables;

•	changes in market interest rates and the impact of any margin compression;

•	effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk;

•	our ability to offset increases in our costs in retailer share arrangements;

•	competition in the consumer finance industry;

•	our concentration in the U.S. consumer credit market;

•	our ability to successfully develop and commercialize new or enhanced products and services;

•	our ability to realize the value of acquisitions and strategic investments;

•	reductions in interchange fees;

•	fraudulent activity;

•	failure of third-parties to provide various services that are important to our operations;

•	international risks and compliance and regulatory risks and costs associated with international operations;

•	the impact of the ongoing conflict between Russia and Ukraine;

•	alleged infringement of intellectual property rights of others and our ability to protect our intellectual property;

•	litigation and regulatory actions;

•	our ability to attract, retain and motivate key officers and employees;

•	tax legislation initiatives or challenges to our tax positions and/or interpretations, and state sales tax rules and regulations;

•

regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other legislative and regulatory developments and the impact of the Consumer Financial Protection Bureau’s (the “CFPB”) regulation of our business;

•	impact of capital adequacy rules and liquidity requirements;

•	restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit the Bank’s ability to pay dividends to us;

•	regulations relating to privacy, information security and data protection;

•	use of third-party vendors and ongoing third-party business relationships; and

•	failure to comply with anti-money laundering and anti-terrorism financing laws.

See “Risk Factors” in this prospectus supplement and “Risks—Risk Factors Relating to Our Business” and “Regulation—Risk Factors Relating to Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof, for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

RISK FACTORS

You should carefully consider the following risks and those included in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q before investing in the notes. These risks could materially affect our business, results of operations or financial condition and cause the trading price of the notes to decline. You could lose part or all of your investment.

Risks Relating to This Offering

The notes will be unsecured and your right to receive payments on the notes will be junior to our existing and future senior indebtedness.

The notes will be unsecured and subordinated in right of payment to all of existing and future senior indebtedness. As a result, in the event of a receivership, insolvency, liquidation, or similar proceeding involving us or the Bank (or any successor to the Bank), our assets will be available to pay obligations on the notes only after all such other amounts have been paid in full in cash or other satisfactory payment. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture does not limit the amount of debt, including senior debt, that we or any of our subsidiaries may incur. Any additional indebtedness and liabilities that we may incur in the future may adversely affect our ability to pay our obligations on the notes. In addition, the holders of the notes may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding involving us or the Bank (or any successor to the Bank). As of September 30, 2022, we had $6.5 billion of indebtedness that ranked senior to the notes, and our subsidiaries and securitization entities had outstanding $80.8 billion of total liabilities, including $76.3 billion of indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), to which the notes are structurally subordinated.

The notes will also be subordinated in right of payment to all of existing and future secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. As of September 30, 2022, we had no secured indebtedness outstanding.

The indenture that will govern the notes includes limited events of default.

The holder of a note will have no right to accelerate the maturity of the notes in the event we fail to pay principal or interest on any note, fail to perform any other obligation under any note or in the indenture, or default under any other securities issued by us. An event of default with respect to the notes will occur only in the event of a receivership, insolvency, liquidation, or similar proceeding involving us or the Bank (or any successor to the Bank).

We are a holding company and will rely significantly on dividends, distributions and other payments from the Bank to fund payments on the notes.

As a holding company, we will rely significantly on dividends, distributions and other payments from the Bank to fund any payments on the notes and our other obligations, as well as to fund any dividends to our stockholders and repurchases of our stock. Accordingly, our ability to make payments on the notes depends upon the earnings of and the distribution of funds from our subsidiaries, including the Bank. Restrictions on our subsidiaries’ ability to distribute cash to us could materially affect our ability to make payments on our indebtedness, including the notes.

The ability of the Bank to make dividends and other distributions and payments to us is subject to regulation by the Office of the Comptroller of the Currency of the U.S. Treasury and the Board of Governors of the Federal Reserve System. Limitations on the amounts we receive from the Bank could impact our liquidity and our ability to make payments on the notes when due. See “Regulation—Risk Factors Relating to Regulation—We are subject to restrictions that limit our ability to pay dividends and repurchase our common stock; the Bank is subject to restrictions that limit its ability to pay dividends to us, which could limit our ability to pay dividends, repurchase our common stock or make payments on our indebtedness” and “Regulation—Regulation Relating to Our Business—Savings Association Regulation—Dividends and Stock Repurchases” in our Annual Report on Form 10-K for the year ended December 31, 2021.

In addition, neither the notes nor the terms of our other indebtedness restrict the ability of our subsidiaries to incur indebtedness or enter into other agreements that may restrict or prohibit our subsidiaries from distributing cash to us. We cannot assure you that the indebtedness of our subsidiaries or other agreements to which our subsidiaries are a party will permit our subsidiaries to distribute sufficient cash to us to fund payments on the notes when due.

The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to the debt and other liabilities of our subsidiaries.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes will be obligations exclusively of Synchrony and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (including the outstanding senior unsecured notes and deposit liabilities of the Bank), as well as the indebtedness and other liabilities of our securitization entities, which means that creditors of our subsidiaries (including creditors and depositors of the Bank) and our securitization entities will be paid from their respective assets before holders of the notes would have any claims to those assets. As of September 30, 2022, our subsidiaries and securitization entities had outstanding $80.8 billion of total liabilities, including $76.3 billion of indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities to which the notes are structurally subordinated).

In the event of the dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary or securitization entity, creditors of that subsidiary or securitization entity would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets remaining after payments to such creditors to pay amounts due on the notes.

There are no covenants in the indenture that will govern the notes restricting our ability to incur future indebtedness (or issue preferred stock) or pay dividends, and there are limited restrictions on our ability to engage in other activities, any of which could adversely affect our ability to pay our obligations under the notes.

The indenture that will govern the notes does not prohibit us from incurring substantial additional indebtedness, including senior and/or secured indebtedness, or issuing preferred stock in the future. The indenture that will govern the notes also permits unlimited additional borrowings by our subsidiaries or securitization entities that are effectively senior to the notes and, subject to certain exceptions, permits our subsidiaries to issue equity interests that have priority over our interests in the subsidiaries. If we incur additional indebtedness or liabilities, our ability to make payments on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities (including preferred stock).

In addition, the indenture does not contain any restrictive covenants limiting our ability to issue or repurchase securities, pay dividends or make any payments on junior or other indebtedness. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

There are no financial covenants in the indenture that will govern the notes. You are not protected under the indenture that will govern the notes in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Certain Covenants—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness or to refinance our indebtedness will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints (including, among other things, on distributions to us from the Bank and required capital levels with respect to the Bank) and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these obligations. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. However, actual or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes.

Agency credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

An active trading market for the notes may not develop.

The notes constitute a new issue of securities, for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops in the notes, you may be unable to resell your notes at any price or at their fair market value.

Changes in our credit ratings or the debt markets could adversely affect the trading price of the notes.

The trading price of the notes depends on many factors, including:

•	the number of holders of the notes;

•	changes in or issuance of new credit ratings for us or our asset-backed securities;

•	the interest of securities dealers in making a market in the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	general market conditions;

•	our financial condition, financial performance and future prospects;

•	domestic and international economic factors unrelated to our performance;

•	changes in or failure to meet our publicly disclosed expectations as to our future financial performance;

•

downgrades in securities analysts’ estimates of our financial performance, operating results that vary from the expectations of securities analysts or investors or lack of research and reports by industry analysts;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	any future sales of our common stock or other securities;

•	additions or departures of key personnel;

•	actions or announcements by our competitors;

•	reputational issues;

•	regulatory and tax actions;

•

changes in our capital structure or dividend policy, regulatory requirements, future issuances of securities, sales of large blocks of common stock by our stockholders, or our incurrence of additional debt;

•	the market prices for our equity securities; and

•

other matters discussed elsewhere in “Risk Factors” in this prospectus supplement and under the caption “Risks—Risk Factors Relating to Our Business” and “Regulation—Risk Factors Relating to Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent filings under the Exchange Act, including our Quarterly Report on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the consumer finance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating or that of other peer companies could have an adverse effect on the trading price of the notes.

Beginning on November 2, 2032 and at any time thereafter, or at any time within 90 days following a regulatory capital treatment event, the notes may be redeemed at our option, which limits the ability of holders of the notes to accrue interest over the full term of the notes.

We may, at our option, redeem the notes (i) in whole or in part, from time to time, at any time on or after November 2, 2032 and (ii) in whole but not in part, at any time within 90 days following the occurrence of a “regulatory capital treatment event,” as described in “Description of Notes—Optional Redemption,” in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the notes will be subject to prior approval of the appropriate federal banking agency, to the extent such approval is then required. There can be no assurance that the appropriate federal banking agency will approve any redemption of the notes that we may propose. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields. See “Description of Notes—Optional Redemption.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the notes in this offering will be $741,242,500, after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds from this offering (or equivalent cash amounts) for general corporate purposes, which may include contributing or lending all or a portion of the proceeds to Synchrony Bank.

DESCRIPTION OF NOTES

The following description supplements and, to the extent it is inconsistent, supersedes the description of the general provisions of the notes and the indenture under “Description of Debt Securities” in the accompanying prospectus. This description of notes and the description under “Description of Debt Securities” in the accompanying prospectus do not purport to be complete and are qualified in their entirety by reference to the provisions of the base indenture that will govern the notes, the first supplemental indenture and the form of notes that are or will be filed as exhibits to the registration statement of which the accompanying prospectus forms a part, and to the Trust Indenture Act of 1939, as amended. We urge you to read the base indenture that will govern the notes, the first supplemental indenture and the forms of notes because they, and not these descriptions of the notes and debt securities, will define your rights as holders of the notes.

As used in this description of notes, “we,” “our,” “us” and “Synchrony” refer to SYNCHRONY FINANCIAL and not to any of our subsidiaries.

General

We will issue the notes under an indenture (the “base indenture”), to be dated as of February 2, 2023, between us and The Bank of New York Mellon, as trustee (the “trustee”), as supplemented by a first supplemental indenture (the “supplemental indenture”), to be dated as of February 2, 2023, between us and the trustee. We refer to the base indenture that will govern the notes, as supplemented by the supplemental indenture, as the “indenture.” The trustee will initially be the security registrar and paying agent for the notes.

The notes are initially limited to $750,000,000 aggregate principal amount. The notes will mature at par on February 2, 2033.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or a day on which commercial banking institutions are not required to be open for business in The City of New York, New York.

The notes will not be entitled to the benefit of any sinking funds.

The notes will be issued in the form of one or more fully registered global notes registered in the name of the nominee of DTC and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other unsecured, subordinated evidences of indebtedness, including convertible notes, but such other series will be separate from the notes. The indenture does not limit the amount of debt securities or any other liabilities (whether secured or unsecured, or whether senior or subordinated) that we may incur.

We may, from time to time, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any such additional notes, together with the notes offered hereby, will constitute a single series of debt securities under the indenture; provided that if the additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, the additional notes will be issued under a separate CUSIP number. No additional notes may be issued if an event of default has occurred and is continuing with respect to the notes.

We will maintain an office or agency in the Borough of Manhattan, The City of New York where we will pay the principal of, premium on, if any, and interest on, the notes and you may present the notes for registration of transfer and exchange. We have designated the office of the trustee located at 240 Greenwich Street, New York, New York 10286 for this purpose.

Interest

Interest on the notes will accrue from February 2, 2023 and is payable semi-annually in arrears on February 2 and August 2 of each year, beginning on August 2, 2023 (each, an “interest payment date”), to the persons in whose names the notes are registered at the close of business on the January 18 and July 18 (whether or not a business day), respectively, immediately prior to each interest payment date at the annual rate of 7.250% per year; provided that the interest due on redemption or at maturity (whether or not an interest payment date) will be paid to the person to whom principal is payable.

For any full semi-annual period in respect of the notes, the amount of interest will be calculated on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full semi-annual period, the amount of interest will be calculated on the basis of a 30-day month, and, for any period less than a month, the amount of interest will be calculated on the basis of the actual number of days elapsed per 30-day month. If any scheduled interest payment date falls on a day that is not a business day, then payment of interest payable on such interest payment date will be postponed to the next business day, and no interest on such payment will accrue for the period from and after such scheduled interest payment date.

If the maturity date or a redemption date for the notes falls on a date that is not a business day, then the related payments of the principal of, premium on, if any, and interest on, the notes will be made on the next succeeding business day, and no interest on such payment will accrue for the period from the maturity date or such redemption date, as the case may be.

Ranking; Subordination

The notes will be our direct, subordinated, unsecured obligations and will rank junior in right of payment with all of our existing and future senior obligations. At September 30, 2022, we had $6.5 billion of indebtedness that ranked senior to the notes. The notes will also be subordinated in right of payment to all of existing and future secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. As of September 30, 2022, we had no secured indebtedness outstanding.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes will be obligations exclusively of Synchrony and will not be guaranteed by any of our subsidiaries (including the Bank). As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (including the outstanding senior unsecured notes and deposit liabilities and general creditors of the Bank), as well as the indebtedness and other liabilities of our securitization entities, which means that creditors of our subsidiaries (including creditors and depositors of the Bank) and our securitization entities will be paid from their respective assets before holders of the notes would have any claims to those assets. At September 30, 2022, our subsidiaries and securitization entities had outstanding $80.8 billion of total liabilities, including $76.3 billion of indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), to which the notes will be structurally subordinated.

As a holding company, we depend on the ability of our subsidiaries, particularly the Bank, to transfer funds to us to meet our obligations, including our obligations to pay interest on the notes. See “Risk Factors—Risks Relating to This Offering—We are a holding company and will rely significantly on dividends, distributions and other payments from the Bank to fund payments on the notes” in this prospectus supplement. Our subsidiaries have no obligation to pay any amounts due on the notes.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur senior, subordinated or secured debt, or our ability, or that of any of our subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock. If we become subject to any receivership, conservatorship, insolvency or similar proceedings or any liquidation or other winding-up of or relating to us, to the extent applicable, all holders of senior obligations will be entitled to receive payment in full of all amounts due or to become due to them before the holders of the notes will be entitled to receive any payment of principal of or interest on the notes. If the notes are accelerated, all holders of senior obligations and any other obligations that are subject to any priority or preferences under applicable law will be entitled to receive payment in full of all amounts due or to become due before the holders of the notes will be entitled to receive any payment of principal or interest on the notes. In addition, in the event of and during the continuation of any default in the payment of principal of or interest on any senior obligations beyond any applicable grace period, or in the event that any event of default with respect to any senior obligations permits the acceleration of the maturity of such senior indebtedness, or if any judicial proceeding is pending with respect to the default in payment or event of default of such senior obligations, no payment on the principal of or interest on the notes will be made unless and until the event of default with respect to any senior obligation has been cured or waived and the acceleration rescinded or annulled.

For purposes of the subordinated notes, “senior obligations” means:

(a) all obligations of Synchrony in respect of borrowed and purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments;

(b) all obligations of Synchrony arising from off-balance sheet guarantees and direct credit substitutes;

(c) all capital lease obligations of Synchrony;

(d) all obligations of Synchrony issued or assumed as the deferred purchase price of property, all conditional sale obligations of Synchrony and all obligations of Synchrony under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(e) all obligations, contingent or otherwise, of Synchrony in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(f) all obligations of Synchrony associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(g) all obligations of the type referred to above of other persons for the payment of which Synchrony is responsible or liable as obligor, guarantor or otherwise; and

(h) all obligations of the type referred to above of other persons secured by any lien on any property or asset of the Synchrony, whether or not such obligation is assumed by the Synchrony, in each case, whether outstanding on the date of issuance of these notes or created, assumed or incurred after the date of issuance of these notes, except that senior obligations shall not include any securities and any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the notes to be issued in this offering and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System in respect of such subordination or (y) does not at the time of issuance prevent the notes from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Synchrony’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

Events of Default

An event of default under the indenture with respect to the notes will occur only if:

•

Synchrony commences a case or proceeding to be adjudicated bankrupt or insolvent, consents to the appointment of a custodian, receiver, liquidator, or other similar official with respect to Synchrony, or makes an assignment for the benefit of creditors; or

•

a court enters a decree or order adjudging Synchrony bankrupt or insolvent, or appointing a custodian, receiver, liquidator or other similar official with respect to Synchrony, and the decree or order remains in force for 30 consecutive days.

If an event of default under the indenture with respect to the notes occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of the outstanding notes to be due and payable immediately.

The holder of a note has no right to accelerate the maturity of the notes in the event we fail to pay principal or interest on any note, fail to perform any other obligation under any note or in the indenture, or default under any other securities issued by us.

No holder of the notes will have the right to institute any action, suit or proceeding with respect to an event of default, unless:

•	that holder previously gives to the trustee written notice of the event of default with respect to the notes;

•	the holders of not less than 25% in principal amount of the outstanding notes also make a written request to the trustee to take action in respect of the matter complained of;

•	the holder offers the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with such request; and

•	the trustee fails to institute such action, suit or proceeding within 60 days.

However, any holder of a note has the absolute right to institute suit for any defaulted payment after the due dates for payment under that note.

The holders of a majority in principal amount of the outstanding notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that any such direction is not in conflict with the indenture, could lawfully be taken, would not be unduly prejudicial to holders not joining in such direction and would not involve the trustee in personal liability, and the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

We will be required to furnish an officer’s certificate to the trustee each year that states, to the knowledge of the certifying officer, whether we have complied with all conditions and covenants under the terms of the indenture, and, in the event of any default under the indenture, specifying such default and the nature and status thereof to the extent of the certifying officer’s knowledge.

Waiver of Default

The holders of a majority in principal amount of the outstanding notes generally may, on behalf of the holders of all the notes, waive an event of default under the indenture with respect to the notes and the consequences thereof. A default in the payment of the principal of, or premium, if any, or any interest on, any of the notes (which is not an event of default under the indenture) cannot be waived.

Optional Redemption

We may, at our option, redeem the notes (i) in whole or in part, from time to time, at any time on or after November 2, 2032 and (ii) in whole but not in part, at any time within 90 days following the occurrence of a

“regulatory capital treatment event,” as described below, in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but not including, the date of redemption.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the notes, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the notes, there is more than an insubstantial risk that we will not be entitled to treat the full principal amount of the notes as “Tier 2” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any notes are outstanding. “Appropriate federal banking agency” means the appropriate federal banking agency with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The trustee will have no responsibility to determine the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, the notes will be selected for redemption in accordance with the procedures of the depositary. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Any redemption of the notes will be subject to prior approval of the appropriate federal banking agency, to the extent such approval is then required. The holders of the notes should not expect us to redeem the notes on or after the date they become redeemable at our option.

Trustee

The Bank of New York Mellon is the trustee with respect to the notes. The trustee is one of a number of banks with which we and our subsidiaries maintain banking and trust relationships in the ordinary course of business.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion describes U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of ownership and disposition of the notes. This discussion is limited to Non-U.S. Holders who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you and holders of your equity, if applicable, if you are subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, dealers in securities or currencies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, persons deemed to sell the notes under the constructive sale provisions of the Code, accrual basis taxpayers subject to special tax accounting rules pursuant to Section 451(b) of the Code and persons that hold the notes as part of a straddle, conversion transaction, or other integrated investment. In addition, this discussion does not address the Medicare tax on certain investment income, any state, local or foreign tax laws or any U.S. federal tax law other than U.S. federal income tax law (such as gift or estate tax laws).

You are urged to consult with your own tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as the application of any state, local, and foreign income and other tax laws.

As used in this section, a “Non-U.S. Holder” is a beneficial owner of the notes that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are an individual, you may, in certain cases, be deemed to be a resident alien, as opposed to a nonresident alien, with respect to a calendar year by virtue of being present in the United States (i) for at least 183 days during the calendar year, or (ii) for at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending with the calendar year. For purposes of (ii), all of the days present in the current year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of the notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Code, and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult with your own tax advisor about the tax consequences of acquiring, holding, and disposing of the notes.

U.S. Federal Withholding Tax

Subject to the discussions below concerning backup withholding and FATCA (as defined below), U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•

(a) you provide your name, address and certain other information on an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction of the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form), claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Any gain, other than amounts attributable to accrued interest, realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you).

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, you also maintain a U.S. permanent establishment) and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not U.S. withholding tax assuming, in the case of interest, a properly executed Form W-8ECI (or a suitable substitute form) is provided) on such interest or gain on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided by the treaty) branch profits tax.

Backup Withholding and Information Reporting

Interest paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information.

Unless the Non-U.S. Holder is an exempt recipient, interest paid on the notes and the gross proceeds from a taxable disposition of the notes may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (at a rate of 24%) if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of an IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances will generally satisfy the certification requirements necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Other Withholding Requirements

Non-U.S. Holders of the notes may be subject to U.S. withholding tax at a rate of 30% under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) on payments of interest on the notes. This withholding tax may apply if a Non-U.S. Holder (or any foreign intermediary that receives a payment on a Non-U.S. Holder’s behalf) does not comply with certain U.S. informational reporting requirements, such compliance usually evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Based upon proposed Treasury regulations, which may be relied upon until final Treasury regulations are issued, the FATCA withholding that was to be effective on January 1, 2019 with respect to payments of gross proceeds from the sale or other disposition of the notes no longer applies. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the notes.

You should consult your own tax advisor as to particular tax consequences to you of acquiring, holding, and disposing of the notes, including the applicability and effect of other United States federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

Because of our business, we and our affiliates may be parties in interest with respect to many plans. The acquisition of the notes by a plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption. Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities where neither we nor any of our affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). The U.S. Department of Labor (the “DOL”) has also issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for certain transactions managed by in-house asset managers.

There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Any purchaser or holder of notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that either (1) it is not a plan or non-ERISA arrangement, and is not purchasing those notes on behalf of or with “plan assets” of any plan or non-ERISA arrangement or (2) its purchase, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of the provisions of any similar laws.

Neither we, nor any underwriter, nor any of our or their respective affiliates is making an investment recommendation or providing investment advice on which a plan or the fiduciary making the investment decision for such plan has relied in connection with the decision to acquire the notes in this offering, and none of them is acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the plan in connection with the plan’s acquisition of any notes in the offering. Any purchaser or holder of notes or any interest therein that is a plan will be deemed to have represented that the plan fiduciary making the decision to acquire such notes is exercising its own independent judgment in evaluating the investment in the notes.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable. Nothing in this prospectus supplement is, or should be construed as, a representation or advice as to whether an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

UNDERWRITING

J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are the joint book-running managers of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below, for whom J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and Synchrony has agreed to sell to each underwriter, severally, the principal amount of notes set forth opposite the name of each underwriter:

Name	Principal Amount of Notes
J.P. Morgan Securities LLC	$150,000,000
Wells Fargo Securities, LLC	150,000,000
BofA Securities, Inc.	146,250,000
Citigroup Global Markets Inc.	146,250,000
Academy Securities, Inc.	22,500,000
Blaylock Van, LLC	22,500,000
CastleOak Securities, L.P.	22,500,000
Mischler Financial Group, Inc.	22,500,000
R. Seelaus & Co., LLC	22,500,000
Samuel A. Ramirez & Company, Inc.	22,500,000
Siebert Williams Shank & Co., LLC	22,500,000

Total	$750,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any such notes are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of 0.450% of the principal amount of the notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.300% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per note and total underwriting discount to be paid to the underwriters.

Underwriting Discount
Per Note	0.750%
Total	$5,625,000

The estimated offering expenses are approximately $500,000, which includes legal, accounting and printing costs and various other fees associated with this offering. All offering expenses will be payable by us.

A prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by one or more underwriters. The underwriters may agree to allocate notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers to underwriters that may make Internet distributions on the same basis as other allocations.

The notes constitute a new issue of securities, for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes.

However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops in the notes, you may be unable to resell your notes at any price or at their fair market value.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives or their respective affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We expect that delivery of the notes will be made against payment therefor on or about February 2, 2023, which will be the third business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement or the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the notes has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the Company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the notes for resale in Australia within 12 months of the notes being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Brazil

The offer of securities described in this prospectus supplement and the accompanying prospectus will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, of the interests in Brazil is not legal without such prior registration. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the securities is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of the securities to the public in Brazil. This prospectus supplement and the accompanying prospectus is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Hong Kong

The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous

Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

For institutional investors only. The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the notes may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

Malaysia

No approval from the Securities Commission of Malaysia is or will be obtained, nor will any prospectus be filed or registered with the Securities Commission of Malaysia, for the offering of the notes in Malaysia. This prospectus supplement and the accompanying prospectus do not constitute and are not intended to constitute an invitation or offer for subscription or purchase of the notes, nor may this prospectus supplement, the accompanying prospectus or any other offering material or document relating to the notes be published or distributed, directly or indirectly, to any person in Malaysia unless such invitation or offer falls within (a) Schedule 5 to the Capital Markets and Services Act 2007 (“CMSA”), (b) Schedule 6 or 7 to the CMSA as an “excluded offer or excluded invitation” or “excluded issue” within the meaning of section 229 and 230 of the CMSA and (c) Schedule 8 so the trust deed requirements in the CMSA are not applicable. No offer or invitation in respect of the notes may be made in Malaysia except as an offer or invitation falling under Schedule 5, 6 or 7 and 8 to the CMSA.

People’s Republic of China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the notes may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

This prospectus supplement and the accompanying prospectus have not been filed with or reviewed or approved by, the Qatar Central Bank, any other relevant Qatar governmental body or securities exchange, nor any foreign governmental body or securities exchange. This prospectus supplement and the accompanying prospectus are being issued to a limited number of sophisticated investors and should not be provided to any person other than the original recipient. It is not for general circulation in the State of Qatar and should not be reproduced or used for any other purpose.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has advised that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B)(in the case of that trust) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in

Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates (Excluding The Dubai International Financial Centre)

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out above. The information contained in this prospectus supplement and the accompanying prospectus does not constitute a public offer of notes in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial adviser. This prospectus supplement and the accompanying prospectus are provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Relationships with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, one or more underwriters and/or their respective affiliates have received, and may in the future receive, customary fees and reimbursement of expenses as underwriters of securities offered by certain of our securitization trusts from time to time. One or more underwriters and/or their respective affiliates are also lenders to certain of our securitization trusts.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) of ours and/or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements for SYNCHRONY FINANCIAL and subsidiaries at December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus supplement, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•

Our Annual Report on Form 10-K for the year ended December  31, 2021 filed with the SEC on February 10, 2022 (including those portions of our Definitive Proxy Schedule on Schedule 14A filed with the SEC on April 5, 2022 that are incorporated into Part III of such Annual Report in Form 10-K);

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on April  21, 2022, July  21, 2022 and October 25, 2022, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on April, 4, 2022, April 5, 2022, May 25, 2022, June 13, 2022, September 2, 2022, October 11, 2022 and December 15, 2022.

We also incorporate by reference in this prospectus supplement any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we sell all the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

SYNCHRONY FINANCIAL

Investor Relations

777 Long Ridge Road

Stamford, Connecticut 06902

(855) 818-3056

We have filed with the SEC a registration statement on Form S-3. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits that are part of the registration statement. For further information with respect to us and the notes, reference is made to the registration statement, including the prospectus contained therein, and exhibits thereto. Our SEC filings are available to the public from the SEC’s website at https://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the website of the SEC referred to above.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

PROSPECTUS

SYNCHRONY FINANCIAL

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Hybrid Securities Combining Elements of the Foregoing

This prospectus relates to senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining one or more elements of the foregoing that we or, if applicable, a selling securityholder may offer and sell at any time and from time to time in one or more transactions. This prospectus contains a general description of these securities. The specific terms of the securities will be contained in one or more supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by one or more prospectus supplements. Prospectus supplements may add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus and each applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and each applicable prospectus supplement, before you invest in securities to which this prospectus relates.

Our common stock is listed on the New York Stock Exchange under the symbol “SYF.” On July 20, 2022, the last reported sale price of our common stock on the New York Stock Exchange was $33.30 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus and one or more applicable prospectus supplements will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

The securities to which this prospectus relates may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. For additional information, you should refer to “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any of the securities to which this prospectus relates, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them or us, will be set forth or will be calculable based on information included or incorporated by reference in an applicable prospectus supplement.

Our principal executive office is located at 777 Long Ridge Road, Stamford, Connecticut 06902, and our telephone number at that address is (203) 585-2400.

Investing in the securities to which this prospectus relates involves risks. See “Risk Factors” included on page 4 of this prospectus and in any applicable prospectus supplement, in addition to the risk factors that are incorporated by reference in this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities to which this prospectus relates are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is July 21, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we or, if applicable, a selling securityholder, may offer and sell, at any time and from time to time, the securities described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement to which it relates. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules require an agreement or document to be filed as an exhibit to the registration statement, you should see that agreement or document for a complete description of these matters. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

You should also carefully read and consider the information included in this prospectus and each applicable prospectus supplement together with the documents we have incorporated by reference in this prospectus or an applicable prospectus supplement. Information incorporated by reference after the date of this prospectus forms a part of this prospectus and may add, update or change information contained in this prospectus or any earlier prospectus supplement. Any such information that is inconsistent with this prospectus or an earlier prospectus supplement will supersede the information in this prospectus or that earlier prospectus supplement.

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus or an applicable prospectus supplement prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities to which this prospectus relates in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document or such other date specified in the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

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Certain Defined Terms

Except as the context may otherwise require in this prospectus, references to:

•	“we,” “us,” “our” and the “Company” are to SYNCHRONY FINANCIAL and its subsidiaries;

•	“Synchrony” are to SYNCHRONY FINANCIAL only;

•	the “Bank” are to Synchrony Bank (a wholly-owned subsidiary of Synchrony);

•	the “Board of Directors” or “Board” are to Synchrony’s board of directors;

•	“CECL” are to the impairment model known as the Current Expected Credit Loss model, which is based on expected credit losses; and

•	“VantageScore” are to a credit score developed by the three major credit reporting agencies which is used as a means of evaluating the likelihood that credit users will pay their obligations.

We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which, in our business and in this prospectus, we refer to as our “partners.” The terms of the programs all require cooperative efforts between us and our partners of varying natures and degrees to establish and operate the programs. Our use of the term “partners” to refer to these entities is not intended to, and does not, describe our legal relationship with them, imply that a legal partnership or other relationship exists between the parties or create any legal partnership or other relationship.

“Synchrony” and its logos and other trademarks referred to in this prospectus, including CareCredit®, Quickscreen®, Dual Card™, Synchrony Car Care™ and SyPI™ belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our results of operations and financial condition, executive officers and directors, principal holders of shares, material interests of such persons in transactions with us and other matters. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC, including the registration statement to which this prospectus relates. The address of that website is www.sec.gov.

Our website is www.synchronyfinancial.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus or any applicable prospectus supplement, the information on, or accessible through, our website or any other website that is referred to in this prospectus is not part of this prospectus or any applicable prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•

Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February  10, 2022 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2022 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the SEC on April 21, 2022 and July 21, 2022, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on April 4, 2022 (Item 1.01 only), April 5, 2022 (Item 5.02 only), May 25, 2022, and June 13, 2022 (Item 8.01 only); and

•

The description of our common stock, $0.001 par value, set forth in our Form 8-A filed with the SEC on July 22, 2014 and our Registration Statement on Form S-1/A (File No. 333-194528) filed with the SEC on July 18, 2014 and declared effective on July 30, 2014, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference in this prospectus any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

SYNCHRONY FINANCIAL

Investor Relations

777 Long Ridge Road

Stamford, Connecticut 06902

(855) 818-3056

THE COMPANY

We are a premier consumer financial services company delivering one of the industry’s most complete, digitally-enabled product suites. Our experience, expertise and scale encompass a broad spectrum of industries, including digital, health and wellness, retail, home, auto, outdoor, jewelry, pets and more. We have an established and diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” We connect our partners and consumers through our dynamic financial ecosystem and provide them with a diverse set of financing solutions and innovative digital capabilities to address their specific needs and deliver seamless, omnichannel experiences. We utilize a broad set of distribution channels, including mobile apps and websites, as well as online marketplaces and business management solutions like Point-of-Sale platforms. Our offerings include private label, dual, co-brand and general purpose credit cards, as well as short- and long-term installment loans and consumer banking products.

Our business benefits from longstanding and collaborative relationships with our partners, including some of the nation’s leading retailers and manufacturers with well-known consumer brands, such as Lowe’s and Sam’s Club and also leading digital partners, such as Amazon and PayPal. We believe our business model has been successful because it aligns our interests with those of our partners and provides substantial value to both our partners and our customers. Our partners promote our credit products because they generate increased sales and strengthen customer loyalty. Our customers benefit from instant access to credit, discounts, or other benefits such as cash back rewards, and promotional offers. We seek to differentiate ourselves through our deep industry expertise, our long history of consumer lending, our innovative digital capabilities and our diverse product suite. We have omni-channel (in-store, online and mobile) technology and marketing capabilities, which allow us to offer and deliver our credit products instantly to customers across multiple channels.

We conduct our operations through a single business segment. Profitability and expenses, including funding costs, credit losses and operating expenses, are managed for the business as a whole. Substantially all of our revenue activities are within the United States. We primarily manage our credit products through five sales platforms (Home & Auto, Digital, Diversified & Value, Health & Wellness and Lifestyle). Those platforms are organized by the types of partners we work with, and are measured on interest and fees on loans, loan receivables, active accounts and other sales metrics.

Our Home & Auto sales platform provides comprehensive payments and financing solutions with integrated in-store and digital experiences through a broad network of partners and merchants providing home and automotive merchandise and services, as well as our Synchrony Car Care network and Synchrony HOME credit card offering. Our Digital sales platform provides comprehensive payments and financing solutions with integrated digital experiences through partners and merchants who primarily engage with their customers through digital channels. Our Diversified & Value sales platform provides comprehensive payments and financing solutions with integrated in-store and digital experiences through large retail partners who deliver everyday value to consumers shopping for daily needs or important life moments. Our Health & Wellness sales platform provides comprehensive healthcare payments and financing solutions, through a network of providers and health systems, for those seeking health and wellness care for themselves, their families and their pets. Our Lifestyle sales platform provides comprehensive payments and financing solutions with integrated in-store and digital experiences through partners and merchants who offer merchandise in power sports, outdoor power equipment, and other industries such as sporting goods, apparel, jewelry and music.

We offer our credit products primarily through our wholly-owned subsidiary, the Bank. In addition, through the Bank, we offer, directly to retail, affinity relationships and commercial customers, a range of deposit products insured by the Federal Deposit Insurance Corporation (“FDIC”), including certificates of deposit, individual retirement accounts (“IRAs”), money market accounts, savings accounts and sweep and affinity deposits. We also take deposits at the Bank through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. We have significantly expanded our online direct banking operations in recent years and our deposit base serves as a source of stable and diversified low cost funding for our credit activities.

RISK FACTORS

Investing in securities to which this prospectus relates involves risks. Before deciding to purchase any of the securities to which this prospectus relates, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors Relating to Our Business” and “Risk Factors Relating to Regulation” in our most recent Annual Report on Form 10-K and under similar headings in our subsequent Quarterly Reports on Form 10-Q, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement. See the section entitled “Where You Can Find More Information” in this prospectus.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, and any applicable prospectus supplement, contain or will contain certain statements that are “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions” in our most recent Annual Report on Form 10-K. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as:

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the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated, including the future impacts of the novel coronavirus disease (“COVID-19”) outbreak and measures taken in response thereto for which future developments are highly uncertain and difficult to predict;

•	retaining existing partners and attracting new partners, concentration of our revenue in a small number of partners, and promotion and support of our products by our partners,

•	the financial performance of our partners;

•	cyber-attacks or other security breaches;

•	higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings;

•	our ability to grow our deposits in the future;

•

our ability to securitize our loan receivables, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loan receivables, and lower payment rates on our securitized loan receivables;

•	changes in market interest rates and the impact of any margin compression;

•	effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk;

•	the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to the CECL accounting guidance;

•	our ability to offset increases in our costs in retailer share arrangements;

•	competition in the consumer finance industry;

•	our concentration in the U.S. consumer credit market;

•	our ability to successfully develop and commercialize new or enhanced products and services;

•	our ability to realize the value of acquisitions and strategic investments;

•	reductions in interchange fees;

•	fraudulent activity;

•	failure of third-parties to provide various services that are important to our operations;

•	disruptions in the operations of our and our outsourced partners’ computer systems and data centers;

•	international risks and compliance and regulatory risks and costs associated with international operations;

•	alleged infringement of intellectual property rights of others and our ability to protect our intellectual property;

•	litigation and regulatory actions;

•	damage to our reputation;

•	our ability to attract, retain and motivate key officers and employees;

•	tax legislation initiatives or challenges to our tax positions and/or interpretations, and state sales tax rules and regulations;

•

regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other legislative and regulatory developments and the impact of the Consumer Financial Protection Bureau’s (the “CFPB”) regulation of our business;

•	impact of capital adequacy rules and liquidity requirements;

•	restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit the Bank’s ability to pay dividends to us;

•	regulations relating to privacy, information security and data protection;

•	use of third-party vendors and ongoing third-party business relationships; and

•	failure to comply with anti-money laundering and anti-terrorism financing laws.

See the headings “Risk Factors Relating to Our Business” and “Risk Factors Relating to Regulation” in our most recent Annual Report on Form 10-K and under similar headings in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events that occur or circumstances that arise after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

USE OF PROCEEDS

Unless otherwise stated in any applicable prospectus supplement, we will use the net proceeds from the sale of any securities that may be offered hereby for general corporate purposes. General corporate purposes may include, but are not limited to, increasing our liquidity, reducing or refinancing our indebtedness or the indebtedness of one or more of our subsidiaries, funding our operations, financing receivables, financing acquisitions and redeeming outstanding securities. Pending such use, any net proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities and/or similar assets as we may determine.

GENERAL DESCRIPTION OF SECURITIES

We or a selling securityholder may under this prospectus offer debt securities; common stock; preferred stock; depositary shares; warrants to purchase debt securities, common stock or preferred stock; stock purchase contracts; stock purchase units; any combination of the foregoing, either individually or as units consisting of two or more securities; or hybrid securities consisting of a combination of features of any of the foregoing.

The following description of the terms of the securities we or a selling securityholder may offer under this prospectus sets forth some general terms and provisions of these securities. The particular terms of securities offered by us or a selling securityholder under this prospectus and the extent, if any, to which the general terms set forth in this prospectus do not apply to those securities will be described in one or more prospectus supplements. In addition, if we or a selling securityholder offer two or more securities as units, the terms of the units will be described in one or more prospectus supplements. To the extent the information contained in any applicable prospectus supplement differs from the general description set forth in this prospectus, you should rely on the information in that prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. The senior debt securities will be issued in one or more series under the indenture, dated as of August 11, 2014, between us and The Bank of New York Mellon, as trustee (as amended and supplemented from time to time, the “senior indenture”), a copy of which is incorporated by reference as an exhibit to the registration statement to which this prospectus relates. The subordinated debt securities will be issued in one or more series under a subordinated indenture, to be entered into between us and The Bank of New York Mellon, as trustee (as amended and supplemented from time to time, the “subordinated indenture”), the form of which is attached as an exhibit to the registration statement to which this prospectus relates.

The senior debt securities and the subordinated debt securities are referred to in this prospectus individually as a “debt security” and collectively as the “debt securities.” The senior indenture and the subordinated indenture are each referred to in this prospectus individually as an “indenture” and collectively as the “indentures.”

Each indenture is subject to any amendments or supplements we may enter into from time to time as permitted under that indenture. We will file any amendments or supplements to an indenture as exhibits to a Current Report on Form 8-K or a post-effective amendment to the registration statement to which this prospectus relates. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the debt securities and the indentures. The descriptions set forth in this prospectus do not restate the indentures and do not contain all the information you may find useful. We urge you to read the indentures because they, and not the summary set forth in this prospectus or contained in any applicable prospectus supplement, define your rights as a holder of the debt securities. Whenever we refer to particular sections of or defined terms in an indenture, those sections and definitions are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

As used in this description of debt securities, “we,” “our,” “us,” “Synchrony” and the “Company” refer solely to SYNCHRONY FINANCIAL and not to any of our subsidiaries.

General

We will describe in one or more prospectus supplements the terms of the series of debt securities that we may offer and the supplemental indenture relating to such series of debt securities. These terms will include the following:

•	the designation and the aggregate principal amount of the debt securities of the series;

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whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, any specific subordination provisions applicable thereto not otherwise set forth in this prospectus;

•	whether the debt securities will be convertible into or exchangeable for our common stock or other securities and the terms and conditions governing such exchange or conversion;

•	any limit upon the aggregate principal amount of the debt securities of the series which may be issued;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series shall be payable;

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the rate or rates, or the method of determination thereof, at which the debt securities of the series shall bear interest, the date or dates from which that interest shall accrue, the interest payment dates on which that interest shall be payable and the record dates for the determination of holders to whom interest is payable;

•	if other than the U.S. dollars, the currency of the debt securities of the series and the currency in which payments on the debt securities of the series shall be payable;

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if applicable, the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

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if applicable, our obligation to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or process by which and the period or periods within which and the terms and conditions upon which debt securities of the series would be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

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any events of default, if different from the existing events of default under the indentures and described in this prospectus, and whether such additional or modified events of default are subject to covenant defeasance;

•	the trustee, if different from the existing trustee under an indenture;

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any addition to, or modification of, any covenants set forth in the applicable indenture with respect to the debt securities of any series, and whether any such additional or modified covenant is subject to covenant defeasance; and

•	any other terms of the series.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or a day on which commercial banking institutions are not required to be open for business in The City of New York, New York.

Unless otherwise specified in any applicable prospectus supplement, each series of the debt securities will be issued in the form of one or more fully-registered debt securities registered in the name of the nominee of The Depository Trust Company (“DTC”).

Neither indenture limits the aggregate amount of debt securities that we may issue. We may issue debt securities under either indenture up to the aggregate principal amount authorized by our board of directors from time to time. In addition, neither indenture limits our ability to incur senior debt, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

We may, from time to time, without the consent of the holders of debt securities of a particular series, reopen that series of debt securities and issue additional debt securities of that series having the same ranking and the same interest rate, maturity and other terms as the debt securities of that series, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any such additional debt securities, together with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, will constitute a single series of debt securities under the applicable indenture; provided that if the additional debt securities are not fungible for U.S. federal income tax purposes with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, the additional debt securities will be issued under a separate CUSIP number. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which those additional debt securities would be a part.

The trustee will initially be the registrar and paying agent for the debt securities. We will maintain an office in the Borough of Manhattan, The City of New York where we will pay the principal of, and any premium and interest on, the debt securities and you may present the debt securities for registration of transfer and exchange. We have designated the office of the trustee located at 240 Greenwich Street, New York, New York 10286 for this purpose.

Ranking

We are a holding company and conduct substantially all of our operations through our subsidiaries. However, the debt securities will be obligations exclusively of Synchrony and will not be guaranteed by any of our subsidiaries. As a result, the debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (including deposit liabilities of the Bank), as well as the indebtedness and other liabilities of our securitization entities, which means that creditors of our subsidiaries (including depositors of the Bank) and our securitization entities will be paid from their assets before holders of the debt securities would have any claims to those assets.

As a holding company, we depend on the ability of our subsidiaries, particularly the Bank, to transfer funds to us to meet our obligations, including our obligations to pay the principal of, and any premium and interest on, the debt securities. Our subsidiaries have no obligation to pay any amounts due on the debt securities.

Senior Debt Securities

Unless otherwise specified in any applicable prospectus supplement, each series of senior debt securities will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally in right of payment with all of our existing and future unsecured and unsubordinated obligations, and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to that series of senior debt securities.

Subordinated Debt Securities

Unless otherwise specified in any applicable prospectus supplement, each series of subordinated debt securities will be our direct, unsecured obligations and will rank junior in right of payment to all of our existing and future unsubordinated obligations.

In the event of any bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank), whether voluntarily or involuntarily, or in bankruptcy, insolvency, reorganization, receivership or other proceedings involving us or the Bank (or any successor to the Bank), then and in any such event the holders of senior obligations (including holders of any senior debt securities) will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior obligations, or provision made for such payment in cash, before the holders of subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, subordinated debt securities. To that end, the holders of senior obligations will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, which may be payable or deliverable in respect of the subordinated debt securities in the event of any bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank), whether voluntarily or involuntary, or in bankruptcy, insolvency, reorganization, receivership or other proceedings involving us or the Bank (or any successor to the Bank), whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of the subordinated debt securities. By reason of such subordination, in the event of any bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank), whether voluntarily or involuntary, or in bankruptcy, insolvency, reorganization, receivership or other proceedings involving us or the Bank (or any successor to the Bank), holders of senior obligations and holders of our other obligations that are not subordinated to senior obligations may recover more, ratably, than the holders of the subordinated debt securities.

Subject to the payment in full of all senior obligations, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior obligations to receive payments or distributions of cash, property or securities from us applicable to those senior obligations by virtue of that subordination until the principal of, and any premium and interest on, the subordinated debt securities have been paid in full.

No payment of principal (including any redemption or sinking fund payments) of, and any premium or interest on, the subordinated debt securities may be made (1) in the event and during the continuation of any default by us in the payment of principal, premium, interest or any other amount due on any senior obligations or (2) if the maturity of any senior obligations has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute senior obligations under the subordinated indenture.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of the subordinated debt securities, may be changed prior to such issuance. Any such change would be described in an applicable prospectus supplement.

Certain Covenants

Set forth below are summaries of certain covenants in the indentures that apply to us, unless otherwise provided in an applicable prospectus supplement. However, the indentures do not significantly limit our operations. In particular, the indentures do not:

•	limit the amount or frequency of dividends that we can pay;

•	limit the amount of debt securities that we may issue from time to time;

•	limit the number of series of debt securities that we may issue from time to time;

•	limit or otherwise restrict the amount of debt which we or our subsidiaries may incur or the number or amount of securities that we may issue; or

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contain any covenant or other provision that is specifically intended to afford any holder of debt securities any protection in the event of highly-leveraged transactions or similar transactions involving us or our subsidiaries.

Limitation on Disposition of Voting Stock of the Bank

The senior indenture contains a covenant limiting our ability to dispose of the Voting Stock (as defined below) of a Bank Subsidiary (as defined below). This covenant generally provides that, except as permitted as described under “—Consolidation, Merger and Sale of Assets” in this prospectus, as long as any series of the senior debt securities are outstanding:

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neither we nor any of our subsidiaries will sell, assign, transfer or otherwise dispose of any shares of Voting Stock of a Bank Subsidiary, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Bank Subsidiary, and we will not permit any Bank Subsidiary to issue any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Bank Subsidiary, in each case if, after giving effect to such transaction and to the issuance of the maximum number of shares of Voting Stock of that Bank Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, such Bank Subsidiary would cease to be a “controlled subsidiary” (as defined below); and

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we will not permit any Bank Subsidiary to merge or consolidate with or into any corporation unless the survivor is us or is, or upon consummation of the merger or consolidation will become, a controlled subsidiary, or to lease, sell or transfer all or substantially all of its properties and assets to any person except to us or a controlled subsidiary or a person that upon such lease, sale or transfer will become a controlled subsidiary.

A “Bank Subsidiary” is the Bank, any successor to the Bank, or any subsidiary of ours that owns, directly or indirectly, any Voting Stock of the Bank or any successor to the Bank.

A “controlled subsidiary” is a subsidiary of ours in respect of which at least 80% of the outstanding shares of the Voting Stock of that subsidiary is at the time owned by us, by one or more of our subsidiaries or by us and one or more of our controlled subsidiaries.

“Voting Stock” of any specified person as of any date means the capital stock of that person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of that person; provided that, for the purposes hereof, capital stock which carries only the right to vote conditionally upon the happening of an event shall not be considered “Voting Stock” whether or not such event shall have happened.

The limitations described above do not apply to transactions required by law, rule, regulation, direction or order of any governmental agency or authority. In addition, for the avoidance of doubt, the limitations described in the second bullet point above will not apply to any transfer of loan receivables, on customary terms and in the ordinary course of business, directly or indirectly to our securitization entities in connection with our securitization financing facilities.

The subordinated indenture does not contain the limitation described above or any other limitation on the disposition of Voting Stock of a Bank Subsidiary.

Limitation on Creation of Liens

The senior indenture contains a covenant limiting our ability to create liens on the Voting Stock of a Bank Subsidiary. This covenant generally provides that, as long as any series of the senior debt securities are outstanding, neither we nor any of our subsidiaries will create, assume or incur any pledge, encumbrance or lien upon any shares of Voting Stock of a Bank Subsidiary, or upon securities convertible into or options, warrants or rights to subscribe for or purchase, any shares of Voting Stock of a Bank Subsidiary, in each case to secure indebtedness for borrowed money, if, treating that pledge, encumbrance or lien as a transfer of the shares of Voting Stock of that Bank Subsidiary or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of that Bank Subsidiary to the secured party (in each case after giving effect to such transaction and to the issuance of the maximum number of shares of Voting Stock of that Bank Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights), that Bank Subsidiary would cease to be a controlled subsidiary (as defined above under “—Limitation on Disposition of Voting Stock of the Bank”), unless the senior debt securities are equally and ratably secured with any and all such indebtedness for so long as such indebtedness is so secured.

In addition, for the avoidance of doubt, the limitations described in the preceding paragraph do not apply to the incurrence of any pledge, encumbrance or lien upon loan receivables, on customary terms and in the ordinary course of business, in connection with our securitization financing facilities.

The subordinated indenture does not contain the limitation on liens described above or any other limitation on creation of liens.

Consolidation, Merger and Sale of Assets

Each indenture provides that we will not (i) merge or consolidate with any other person or (ii) sell, convey, transfer or otherwise dispose of all or substantially all of our assets to any person (other than a subsidiary), in each case unless:

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either we are the continuing person or the successor person is a corporation or limited liability company organized and existing under the laws of the United States of America or any state thereof or the District of Columbia that pursuant to a supplemental indenture to the applicable indenture expressly assumes all of our obligations under the applicable indenture and the debt securities issued and outstanding thereunder; provided that, in the event that the successor person is not a corporation, another person that is a corporation shall expressly assume, as co-obligor with that successor person, all of our obligations under the applicable indenture and the debt securities issued and outstanding thereunder;

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immediately after that merger or consolidation, or that sale, conveyance, transfer or other disposition, no default or event of default has occurred and is continuing under the applicable indenture; and

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we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer or other disposition and that supplemental indenture (if any) comply with the applicable indenture.

In the event of any such merger, consolidation, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor person or persons, such successor person or persons shall succeed to and be substituted for us, with the same effect as if it or they had been named in the applicable indenture as us and we shall be relieved of any further obligations under such indenture and under the debt securities issued and outstanding thereunder and the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

For the avoidance of doubt, without limiting the foregoing, the limitations described in this section will not apply to any transfer of loan receivables, on customary terms and in the ordinary course of business, directly or indirectly to our securitization entities in connection with our securitization financing facilities.

Reports

Under the indentures, we are required to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and other reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time those documents are filed via the EDGAR system or that successor procedure. Delivery of those reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt thereof will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indentures.

Events of Default

Senior Debt Securities

Unless otherwise provided in any applicable prospectus supplement, any of the following events will constitute an event of default under the senior indenture with respect to any series of senior debt securities:

•	default in the payment of any installment of interest on that series of senior debt securities when due and payable, and the continuance of that default for 30 days;

•	default in the payment of the principal of, or any premium on, that series of senior debt securities when due and payable (whether at maturity, upon redemption or otherwise);

•	default in the making or satisfaction of any sinking fund payment or analogous obligation as and when the same shall become due and payable by the terms of the senior debt securities of that series;

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failure to observe or perform any other covenants or agreements in the senior indenture in respect of the senior debt securities of that series, which failure continues for 60 days after written notice to us, requiring us to remedy the same, from the trustee or holders of at least 25% of the outstanding principal amount of that series of senior debt securities as provided in the senior indenture;

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any indebtedness of ours or the Bank (or any successor to the Bank) for borrowed money is accelerated by its terms if the aggregate principal amount of that indebtedness which has been so accelerated exceeds $100 million and the acceleration is not rescinded or annulled within 15 days after written notice from the trustee or the holders of at least 25% of the outstanding principal amount of that series of senior debt securities as provided in the senior indenture; provided that this event of default will be remedied, cured or waived without further action upon the part of either the trustee or any of the holders if any default giving rise to the acceleration of that other indebtedness is remedied, cured or waived; and

•	specified events relating to the bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank).

Subordinated Debt Securities

An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events relating to the bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank). There will be no “event of default,” and holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal of, and any premium or interest on, such subordinated debt securities.

Remedies

If an event of default arising from specified events of the bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank) occurs, the principal amount of all outstanding debt securities will become due and payable immediately, without further action or notice on the part of the holders of the debt securities or the trustee.

Acceleration of Senior Debt Securities; Waiver of Defaults

If any other event of default with respect to a series of senior debt securities occurs, the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount of the senior debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon any such declaration, the principal amount of that series of senior debt securities will become immediately due and payable.

However, at any time after a declaration declaring the principal amount of a series of senior debt securities to be due and payable immediately has been made or any series of senior debt securities shall have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series of senior debt securities may, subject to conditions specified in the indentures, rescind and annul that declaration or acceleration and its consequences.

Acceleration of Subordinated Debt Securities

As discussed above, payment of the principal amount of any series of subordinated debt securities shall be accelerated automatically in the case of certain events relating to the bankruptcy, insolvency, reorganization or receivership of us or the Bank (or any successor to the Bank). Payment of the principal amount of any series of subordinated debt securities, however, may not be accelerated if we default in the performance of any covenant or obligation with respect to those subordinated debt securities, including a default in the payment of principal of, and any premium or interest on, those subordinated debt securities.

Indemnification of the Trustee for Actions Taken on Your Behalf

Subject to the provisions of each indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity satisfactory to the trustee. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the applicable indenture, the holders of a majority in principal amount of outstanding debt securities of any series issued under that indenture have the right to direct the time, method and place of conducting any proceeding for and remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of such series.

Notice of Default

The trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, mail to the holders of such debt securities notice of such default relating to such series of debt securities, unless such default has been cured or waived. However, the Trust Indenture Act and each indenture permits the trustee to withhold notices of defaults (except for certain payment defaults) if the trustee in good faith determines that withholding of such notices to be in the interests of the holders.

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in each indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding under or with respect to the indenture or for any remedy under the applicable indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the debt securities you hold. In addition, the holders of at least 25% in principal amount of the outstanding debt securities of a series must have made written request, and offered to the trustee such reasonable indemnity as it may require, to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, and any premium or interest on, the debt securities you hold at the place, time, rates and in the currency expressed in the applicable indenture and the debt securities you hold and to institute a suit for the enforcement of that payment.

Modification of Indentures

We may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of each indenture with respect to one or more series of debt securities issued thereunder with the consent of holders of a majority in aggregate principal amount of the debt securities of all such series affected by such modification or amendment, voting as a single class. However, the consent of each holder affected is required for any amendment to:

•	change the stated maturity of principal of, or any installment of principal of or interest on, any debt security;

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in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner materially adverse to the holders of the subordinated debt securities;

•	adversely affect the right of any holder of the debt securities to convert or exchange any debt security into or for our common stock or other securities in accordance with the terms of such security;

•	reduce the rate of or extend the time for payment of interest, if any, on any debt security or alter the manner of calculation of interest payable on any debt security;

•	reduce the principal amount or premium, if any, on any debt security;

•	make the principal of, and any premium or interest on, any debt security payable in a different currency;

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reduce the percentage in principal amount of any series of debt securities, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default;

•	change any place of payment where the debt securities or interest thereon is payable;

•	modify the interest rate reset provision of any debt security;

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impair the right of any holder of the debt securities to receive payment of the principal of, and any premium or interest on, any debt securities on or after the respective due dates for such principal, premium or interest, or to institute suit for the enforcement of any such payment, or reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of the maturity thereof, or adversely affect the right of repayment, if any, at the option of the holder, or extend the time for, or reduce the amount of, any payment to any sinking fund or analogous obligation relating to any debt security; or

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modify provisions of the indentures relating to waiver of defaults or amendment of the indentures, except to increase the percentage in principal amount of debt securities whose holders must consent to an amendment or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

Notwithstanding the foregoing, holders of the debt securities of any series shall vote as a separate class with respect to modifications or amendments that affect only the debt securities of that series, and the holders of other series of debt securities shall not have any voting rights with respect to those matters as they relate to the debt securities of that series.

In addition, we and the trustee with respect to each indenture may enter into supplemental indentures without the consent of the holders of the debt securities of any series for one or more of the following purposes:

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to evidence that another corporation or limited liability company has become our successor and/or to add a co-obligor under the provisions of the applicable indenture relating to mergers, consolidations, sales, conveyances, transfers or other dispositions of assets described under “—Consolidation, Merger and Sale of Assets” in this prospectus, and that the successor or successors assume our covenants, agreements and obligations in the applicable indenture and in the debt securities issued thereunder;

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to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of the debt securities as our board of directors and the trustee shall consider to be for the protection of the holders of those debt securities, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the applicable indenture;

•	to establish the forms or terms of debt securities of any series;

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to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the applicable indenture that do not adversely affect the interests of the holders of such series of debt securities in any material respect; provided that any amendment made solely to conform the provisions of the applicable indenture to the description of the debt securities contained in this prospectus or any applicable prospectus supplement or other offering document pursuant to which the debt securities were sold will not be deemed to adversely affect the interests of the holders of that series of debt securities;

•	to modify or amend the applicable indenture to permit the qualification of the indentures or any supplemental indentures under the Trust Indenture Act as then in effect;

•	to provide for the issuance of additional debt securities of any series;

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to provide for the exchange of any debt securities in global form represented by one or more global certificates for debt securities of the same series issued under the applicable indenture in definitive certificated form in the circumstances permitted by the terms of the applicable indenture and those debt securities, and to make all appropriate changes to the applicable indenture for that purpose;

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to add to, change or eliminate any of the provisions of the supplemental indentures in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any debt security of any series created prior to the execution of such supplemental indentures or (ii) shall become effective only when no debt securities of any series created prior to the execution of such supplemental indentures are outstanding;

•	to add guarantees with respect to any series of debt securities or to secure any series of debt securities; and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities.

Defeasance of Indentures

We have the right to terminate all of our obligations with respect to a series of debt securities under the covenants described under “—Certain Covenants” in this prospectus and under such other covenants for that series as may be established in the future in accordance with the terms of the applicable indenture and to provide that any event of default expressed to be subject to covenant defeasance under the applicable indenture shall no longer constitute an event of default under the applicable indenture with respect to that series of debt securities, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of that series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, we have the right at any time to terminate all of our obligations under an indenture with respect to any series of debt securities issued thereunder, other than (i) your right to receive, solely from the trust fund described below, payments of principal of, and any premium or interest on, that series of debt securities when due and (ii) certain obligations relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, lost or stolen debt securities, to maintain registrars and paying agents in respect of the debt securities, to pay compensation to, and expenses of, the trustee, and with respect to the resignation or removal of the trustee, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of such series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which, in the case of an opinion of counsel, is based upon a change in law after the date of the applicable indenture.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to those debt securities will be described in an applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and any premium or interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to those debt securities and that index or formula and securities or commodities will be described in an applicable prospectus supplement.

Foreign Currencies

If the principal of, and any premium or interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those debt securities and that currency will be described in an applicable prospectus supplement.

Satisfaction and Discharge

An indenture will generally cease to be of any further effect with respect to any series of debt securities issued thereunder, if:

•

either (i) we have delivered to the trustee for cancellation all outstanding debt securities of that series (with certain limited exceptions), or (ii) all of the outstanding debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee in trust, funds sufficient to pay at maturity or upon redemption all of the outstanding debt securities of that series; and

•	if, in either case, we also pay or cause to be paid all other sums then payable under the applicable indenture by us.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and any premium or interest on, the debt securities of any series and not applied but remaining unclaimed by the holders of the debt securities of that series for two years after the date upon which the principal of, and any premium or interest on, the debt securities of such series, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holders of the debt securities of that series may look only to us for payment thereof.

Miscellaneous Provisions

Each indenture provides that certain debt securities, including those debt securities owned by us or any other obligor of the applicable debt securities or any person directly or indirectly controlled by or under direct or indirect common control with us or any other obligor of the applicable debt securities, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding debt securities of a particular series have given or taken any demand, direction, consent or other action under the indentures as of any date, or are present at a meeting of holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the identity of holders of debt securities of any series issued under an indenture entitled to vote or consent (or to revoke any vote or consent) to any action under that indenture, in the manner and subject to the limitations provided in that indenture.

Resignation and Removal of a Trustee

The trustee may resign with respect to an indenture at any time by giving written notice thereof to us.

Under certain circumstances, we may remove the trustee and appoint a successor trustee. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding debt securities of one or more series issued and outstanding under the applicable indenture.

No resignation or removal of a trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indentures.

Governing Law

The senior indenture is, and the subordinated indenture and any debt securities issued under either indenture, and any claim, controversy or dispute arising under or related to the indentures and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

Unless otherwise indicated in an applicable prospectus supplement, DTC, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the debt securities. Unless otherwise indicated in an applicable prospectus supplement, each series of debt securities will be issued as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate principal amount of each series of the debt securities, will be issued with respect to each series of the debt securities and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities so long as the debt securities are represented by global security certificates.

Investors may elect to hold interests in the global debt securities through either DTC in the United States or Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (the

“Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear System’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the respective depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

The information in this section concerning the depositary, its book-entry system, Clearstream and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

The Euroclear System

The Euroclear System has advised us that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to each series of debt securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

Definitive Certificate Form

We will issue debt securities in definitive certificated form in exchange for global securities if:

•

the depositary notifies us that it is unwilling or unable to continue as depositary with respect to the applicable series of debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 90 days of such notice or of our becoming aware of that failure to be registered;

•

we determine at any time that the applicable series of debt securities will no longer be represented by global security certificates (in which case we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates representing such series of debt securities); or

•

any event shall have occurred and be continuing which, after notice or lapse of time, or both, would constitute an event of default with respect to the applicable series of debt securities, and that exchange is so requested by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under that series of debt securities.

Any global debt security, or portion thereof, that is exchangeable pursuant to the foregoing paragraph will be exchangeable for debt security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the debt securities and the indentures. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debt securities represented by these global security certificates registered in their names; and

•	will not be considered to be owners or holders of the global security certificates or any debt securities represented by these certificates for any purpose under the debt securities or the indentures.

All payments on the debt securities represented by the global security certificates and all transfers and deliveries of related debt securities will be made to the depositary or its nominee, as the case may be, as the holder of the debt securities.

Global Security Certificates

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

Global Clearance and Settlement Procedures

Unless otherwise indicated in an applicable prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or the Euroclear System as a result of sales of the debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock. This description does not purport to be complete and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated bylaws (our “bylaws”). You should read the full text of our certificate of incorporation and bylaws, as well as the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

References in this section to “we,” “us” and “our” refer to SYNCHRONY FINANCIAL and not to any of its subsidiaries.

General

Under our certificate of incorporation, we have authority to issue (i) 4,000,000,000 shares of common stock, par value $0.001 per share, and (ii) 300,000,000 shares of preferred stock, par value $0.001 per share. As of July 18, 2022, we had 481,759,025 shares of common stock outstanding, and 750,000 shares of Series A preferred stock issued.

Common Stock

Voting Rights

Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive, on a pro rata basis, such dividends and distributions, if any, as may be lawfully declared from time to time by our board of directors. Declaration and payment of dividends are subject to the discretion of our board of directors.

Other Rights

Upon any liquidation, dissolution or winding up of us, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment of the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled by the express terms of such series.

Listing

Our common stock has been authorized for listing on the New York Stock Exchange under the symbol “SYF.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	the designation of the series;

•	the number of shares constituting the series;

•	dividend rights;

•	conversion or exchange rights; and

•	the terms of redemption and liquidation preferences.

Anti-Takeover Effects of Provisions of the DGCL, Federal Reserve Board Regulations and Our Certificate of Incorporation and Bylaws

The DGCL, Federal Reserve Board regulations and our certificate of incorporation and bylaws contain provisions that may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider to be in their best interests. Even in the absence of a takeover attempt, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Federal Reserve Board Requirements

Under Federal Reserve Board regulations, takeover attempts, business combinations and certain acquisitions of our common stock may require the prior approval of or notice to the Federal Reserve Board. If an entity seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, acquire control of the election or appointment of a majority of the directors on our board of directors, or exercise a controlling influence over our management or policies, it would be required to obtain the prior approval of the Federal Reserve Board. An existing bank holding company generally would need to obtain the Federal Reserve Board’s approval before acquiring 5% or more of any class of our voting stock. In addition, under other Federal Reserve Board regulations, if any individual or entity seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual or entity generally is required to provide 60 days’ prior notice to the Federal Reserve Board. An individual or entity is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve Board, if the individual or entity acquires 10% or more of any class of our voting stock, although the individual or entity may seek to rebut the presumption of control based on the facts.

Authorized but Unissued Common and Preferred Stock

The existence of authorized and unissued common and preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell common stock they own at prices higher than prevailing market prices.

Board of Directors

Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any director or the entire board of directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority in voting power of our outstanding common stock entitled to vote thereon.

Stockholder Action

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable preferred stock designation.

Our certificate of incorporation also provides that, except as required by law and subject to the rights of any holders of preferred stock, special meetings of our stockholders for any purpose or purposes may be called only (i) by or at the direction of our board of directors, any committee of our board of directors, our Chairman of the board of directors or our Chief Executive Officer or (ii) by our corporate secretary upon the written request of holders of a majority of our issued and outstanding common stock. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Requirements for Nominations of Directors or Other Stockholder Proposals

Our bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a matter brought under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to our corporate secretary, in the case of an annual meeting, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, or in the case of a special meeting, to be timely, a stockholder’s notice must be received by our corporate secretary not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	information as to the ownership by the stockholder and the beneficial owner of our capital stock, derivative instruments, short positions and related information;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination or proposal.

As to each person whom the stockholder proposes to nominate for election as a director, the notice shall include, among other information, the following:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election contest, or otherwise required, pursuant to the Exchange Act;

•	the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made;

•

the person’s written representation and agreement that: (i) except as has been disclosed to us, such person is not and will not become a party to any voting commitment or compensation, reimbursement or indemnification arrangement in connection with service as a director and (ii) such person would, if elected as a director, comply with all of our corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to our directors; and

•	such other information as required under our bylaws.

As to any other business that the stockholder proposes to bring before the meeting, the notice shall include, among other information, the following:

•

a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions or bylaw amendment proposed for consideration), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made; and

•

a description of all agreements, arrangements and understandings between the stockholder and beneficial owner and any other person or persons acting in concert with them in connection with the proposal.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee to us or our stockholders, (iii) any action asserting a claim pursuant to the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Our certificate of incorporation further provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to this provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL as it now reads, such limitation of liability is not permitted:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director or officer of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to grant similar indemnification rights to our employees or agents and our bylaws authorize us to maintain insurance on behalf of any person who is an officer, director, employee or agent.

Delaware Business Combination Statute

Our certificate of incorporation does not exempt us from the application of Section 203 of the DGCL.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation from the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203 of the DGCL, an interested stockholder is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as described in any applicable prospectus supplement. Preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary named in the deposit agreement and the holders from time to time of our depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the relevant deposit agreement and depositary receipts, which will be filed with the SEC. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in any applicable prospectus supplement.

An applicable prospectus supplement relating to any warrants we are offering will describe the specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in an applicable prospectus supplement will not necessarily be complete, and reference will be made to the relevant warrant agreements, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates (the “Stock Purchase Contracts”). The price per share of shares of our common stock or preferred stock and number of shares of our common stock or preferred stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, securing the holders’ obligations to purchase the shares of our common stock or preferred stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

An applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in an applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or, if applicable, a selling securityholder, may sell the offered securities inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. An applicable prospectus supplement will describe the terms of the offering of the applicable securities and the method of distribution of those securities, including the following information, if applicable:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in an applicable prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to which this prospectus relates to the public through an underwriting syndicate or through a single underwriter.

Unless any applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless an applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in an applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In an applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in an applicable prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in an applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in an applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in an applicable prospectus supplement. An applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless any applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to apply to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in those securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the offered securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates, which may include short sales of the securities by counterparties or option, forward or other types of transactions that require delivery of securities to a counterparty, who may resell or transfer the securities offered under this prospectus.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Any such underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Selling Securityholder

A selling securityholder may use this prospectus in connection with the offering of our securities for resale. An applicable prospectus supplement will identify the selling securityholder and the terms of the securities offered for resale. A selling securityholder may be deemed to be an underwriter in connection with the securities it resells and any profits on the resales may be deemed to be underwriting discounts and commissions under the Securities Act. A selling securityholder will receive all the proceeds, and we will not receive any proceeds, from resales by that selling securityholder.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements for SYNCHRONY FINANCIAL and its subsidiaries at December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$750,000,000

7.250% Subordinated Notes due 2033

Prospectus Supplement

January 30, 2023

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Citigroup	Wells Fargo Securities

Co-Managers

Academy Securities	Blaylock Van, LLC	CastleOak Securities, L.P.	Mischler Financial Group, Inc.

R. Seelaus & Co., LLC	Ramirez & Co., Inc.	Siebert Williams Shank